UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON, DC 20549

                         SCHEDULE 14C

                        (Rule 14c-101)

SCHEDULE 14C INFORMATION Information Statement pursuant to Section 14(c)
            Of the Securities Exchange Act of 1934
                   (Amendment No._________)

Check the appropriate box:
 X  Preliminary information statement.
___ Confidential, for use of the Commission only (as permitted by Rule 14c-5(d)(2)).
___ Definitive information statement.

                       PerfectData Corp.
       (Name of Registrant as Specific in its Charter)


Payment of filing feel (check the appropriate box):

___ No fee required.
 X  Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1)      Title of each class of securities to which transaction applies:
                           N/A

(2)      Aggregate number of securities to which transaction applies:
                           N/A

               Calculation of Registration Fee
Underlying Value of  Proposed Maximum Aggregate  Amount of Registration Fee (2)
Transaction (1)      Value of Transaction (1)
--------------------------------------------------------------------------------
$125,000             $125,000                    $80.90

  (1)     Such amount is based on the estimated sales price based on offers
  (2)     1/50 of 1% of the underlying value of the transaction

__ Fee paid previously with preliminary material.
__ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

   (1)      Amount previously paid:


   (2)      Form, schedule or registration statement no.:


   (3)      Filing party:


   (4)      Date filed:

                   PerfectData Corporation
                    Information Statement
                      August ___, 2003

       The action referred to in this Information Statement was authorized by the written consent of the number of necessary shares required to authorize such a transaction under the California General Corporation Law (the "CGCL"). This Information Statement is being provided to deliver notice pursuant to the CGCL to the shareholders of PerfectData Corporation (the "Company") who did not consent to the action discussed in this Statement and this Information Statement is anticipated to be mailed on or about August ___, 2003.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Action to be Taken

       More than a majority of the outstanding shares of the Company's Common Stock, no par value (the "Common Stock"), entitled to vote thereon have consented, in lieu of holding a meeting, pursuant to an Agreement dated as of July 15, 2003 by and among Leland P. Polak ("Polak"), Joseph Mazin ("Mazin"), William B. Wachtel as Trustee for the Digital Trust, a trust formed under the laws of the State of New York (the "Digital Trust"), Bryan Maizlish ("Maizlish"), Timothy D. Morgan ("Morgan"), Tracie Savage ("Savage"), Harris A. Shapiro ("Shapiro"), Corey P. Schlossmann ("Schlossmann"), Irene J. Marino ("Marino") and the Company, to authorize the Company to sell its inventory, intellectual property and business operations for the highest possible price. If an agreement to sell such assets was not able to be reached, or if any agreement is not closed within a reasonable time frame for any reason, the Company is authorized to liquidate its assets and close its operations. Such consent is general and does not relate to any specific purchaser or purchase price.

       Polak and subsequently Mazin had entered into discussions, at their request, with Shapiro, the Chairman of the Board and the Chief Executive Officer of the Company, as to how the Board could turn around the operations of the Company*. Shapiro reported to them the then proposed transaction with SuperCom, Ltd., an Israeli company ("SuperCom"), pursuant to which the SuperCom shareholders would acquire control of the Company. As a result of the discussions, it was agreed that consummation of the SuperCom transaction would be in the best interests of the Company and its shareholders. In addition, it was agreed that, even if, for any reason, the SuperCom transaction was not consummated, it would be in the best interests of the Company and its shareholders if the current operations were sold or, if a sale was not feasible, if a liquidation of these operations was effected. It was noted that, despite efforts to increase revenues and to reduce expenses, the Company continued to operate at a loss, thereby diluting the Company's cash position, which is its principal current asset. The parties also noted that the Company had received
--------
* Polak represented that, in addition to his family, he represented a number of other shareholders of the Company in these discussions.

offers to purchase the business, that there was a threat of the Company's customers turning to other suppliers and that the Company's lease would (and did) expire on June 20, 2003, raising the question of whether a long-term renewal was feasible under all the circumstances. The parties also considered the fact that SuperCom was insisting that the Company dispose of its current operations prior to consummation of the SuperCom transactions and that the Company's shareholders would retain a lower percentage of the outstanding shares of the Common Stock if the amount of its cash and cash equivalents was reduced.

Sale

       The Company has been negotiating a sale of its business operations with several prospective purchasers. The Company has entered into a non-binding letter of intent to sell to a company (the "Buyer") (a) its inventory, accounts receivable relating to the operating business and certain fixed assets at the net book value as of the date of the execution of the Sale Agreement, plus (b) other intellectual property and the business operations. All inventory and other assets (except all cash and cash equivalents) of the Company are located at 110 West Easy Street, Simi Valley, California 93065. The assets consist primarily of computer and other office cleaning products. The Company would not be transferring any of its cash or cash equivalents as part of the transaction. The prospective purchase price offered by the Buyer is deemed fair consideration for the assets because the Company had obtained an independent evaluation of its business assets in advance of this letter of intent confirming this evaluation.

       The letter of intent also provides for the Buyer to assume the Company's ordinary trade payables. The entire purchase price would be paid in cash at the closing.

       The Company is considering all of its alternatives because there can be no assurance that the non-binding letter of intent will result in a definitive agreement and then a closing.

       The sale of such assets or the liquidation of the Company business will take place not less than twenty (20) days after the sending of this Information Statement, in accordance with Section 603(b)(1) of the CGCL and Rule 14a-2(b) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Company will not be dissolved, if the sale or liquidation is effected, but would proceed with the SuperCom transaction if its shareholders approve the SuperCom transaction. If either shareholder approval was not obtained or if the SuperCom transaction was not consummated for any other reason, the Board would attempt to secure another acquisition, as to which there can be no assurance.

Regulatory Approvals

       No federal or state regulatory approvals are required or must be obtained in connection with the proposed sale or liquidation.

Financial Information

       The financial information of the Company is provided in the Company's Form 10-K for the fiscal year ending March 31, 2003, a copy of which (without exhibits) is accompanying this Information Statement.

       No financial statements of any prospective purchaser (including the Buyer) are being furnished in view of the fact that there is no certainty as to which company, if any, will be the purchaser of the Company's operational assets and because the consideration is expected to be all cash paid at the closing.

Contact Information

No contact for a purchaser is give because the Company does not have as yet a definitive commitment to buy its operational assets.

The principal office of the Company is located at 110 West Easy Street, Simi Valley, California 93065. Its telephone number is (805)
581-4000.

Relationships

       The proposed transaction with the Buyer was negotiated at arm's-length and the Company is not aware of any relationships, familial or otherwise, between the Company, its directors, its executive officers or any of its affiliates and the Buyer or any other potential purchaser with which the Company has been in contact.

Consents Obtained

       The Company has already obtained the consents of the following shareholders in order to authorize the transaction:

-------------------------------- -----------------------------------------------
               Name                     Number of Shares (owned either
                                           directly or beneficially)
-------------------------------- -----------------------------------------------
Polak "group"                              1,383,003
-------------------------------- -----------------------------------------------
Mazin                                      788,997
-------------------------------- -----------------------------------------------
Directors and Officers as a
Group (Maizlish, Morgan, Savage,           806,843
Shapiro, Schlossmann and Marino)
-------------------------------- -----------------------------------------------
Digital Trust                              427,873
================================ ===============================================
Total                                      3,406,716
-------------------------------- -----------------------------------------------

       Such shares represent greater than the fifty (50%) percent of the 6,209,530 outstanding shares of the Common Stock. The Common Stock is the only outstanding class of capital stock of the Company.

       No director of the Company has informed the Company that he or she intends to oppose any action to be taken by the Company in connection with this Information Statement and, as indicated above, has consented thereto.

Dissenter's Rights

       A shareholder of the Company may have a right to receive payment for his, her or its shares of the Common Stock as a result of the transaction.

       Under the CGCL, any holder of the Common Stock has the right to dissent from the transaction if it is determined to be a sale of substantially all of the Company's assets and to be paid the fair market value for his, her or its shares of the Common Stock. In such event, the fair market value will be determined as of the day before the first announcement of the proposed transactions (which was ____________, i.e., the date this Information Statement was first mailed to shareholders). In making such determination, the Company, the dissenting shareholders and, if applicable, a court are to exclude any appreciation or depreciation to the fair market value of the shares as a consequence of the proposed sale or liquidation of its business or of the proposed transactions with SuperCom. An adjustment will be made for any stock split, reverse stock split or share dividend thereafter affected.

       If such shareholder is not able to reach an agreement with the Company as to the fair market value of his, her or its shares of the Common Stock, such shareholder has the right to have the fair market value of his, her or its shares of the Common Stock judicially determined, and paid to the shareholder in cash, together with interest in some instances, provided that the shareholder fully complies with the provisions of Sections 1300 through 1312 of the CGCL. A copy of these provisions is attached to this Information Statement as Annex A.

       Making sure that a shareholder actually perfects his, her or its dissenters' rights can be complicated. The procedural rules are specific and must be followed precisely. Failure to comply with the procedure may cause a termination or waiver of the dissenters' rights. The following information is intended as a brief summary of the material provisions of the statutory procedures a shareholder must follow in order to perfect his, her or its dissenters' rights. Shareholders who or which desire to dissent are urged to review Annex A for the complete procedure. The Company will not give the dissenting shareholder any notice other than as described in this Information Statement and as required by the CGCL.

       If you are a shareholder and you wish to exercise your dissenters' rights, you must satisfy the provisions of the CGCL attached as Annex A which require the following:

       You must file a written notice of intention to demand to be paid the fair market value of your shares: You must deliver to the Company a written notice of intention to demand to be paid the fair market value of your shares within 30 days from the date of the notice of this transaction. Your failure to make such demand within the 30-day period results in the loss of your dissenters' right to be paid.

       In your written notice of demand you must state the number of shares held of record as to which you request purchase by the company. You may accept the Company's offer as to its determination of the fair market value of your shares. If you do, the Company will pay you within 30 days of your acceptance. If you do not accept the Company's offer, you, as a dissenting shareholder, must state what you claim to be the fair market value of the dissenting shares as of the day preceding the first announcement of the proposed transaction. This statement of fair market value constitutes an offer by you to sell the shares at such price. Your written notice should also specify your name and mailing address.

       A written notice of intention to demand to be paid the fair market value of your shares of the Common Stock is only effective if it is signed by, or for, the shareholder of record who owns such shares at the time the demand is made. The demand must be signed as the shareholder's name appears on the Common Stock certificates(s). If you are the beneficial owner of the Common Stock, but not the shareholder of record, you must have the shareholder of record sign a written notice of intention to demand to be paid the fair market value of your shares.

       If you own the Common Stock in a fiduciary capacity, such as a trustee, guardian or custodian, you must disclose the fact that you are signing the notice of intention to demand to be paid the fair market value of your shares in that capacity.

       If you own the Common Stock with more than one person, such as in a joint tenancy or a tenancy in common, all the owners must sign, or have signed for them by an authorized agent, the notice of intention to demand to be paid the fair market value of your shares. An authorized agent, which could include one or more of the joint owners, may sign the notice of intention to demand to be paid the fair market value of your shares for a shareholder of record; however, the agent must expressly disclose who the shareholder of record is and that the agent is signing the demand as that shareholder's agent.

       If you are a record owner, such as a broker-dealer, which holds the Common Stock as a nominee for others, you may exercise a right to be paid the fair market value of your shares with respect to the shares held for one or more beneficial owners, while not exercising such right for other beneficial owners. In such a case, you should specify in the written notice of intention to demand the number of shares as to which you intend to demand appraisal. If you do not expressly specify the number of shares, we will assume that your written notice covers all the shares of the Common Stock that are registered in your name.

       If you are a shareholder who intends to exercise dissenters' rights, you should mail or otherwise deliver a written notice of intention to demand to be paid the fair market value of your shares to:

                           PerfectData Corporation
                             110 West Easy Street
                            Simi Valley, CA 93065
              Attention: Irene J. Marino, Vice President, Finance

       Surrender your stock certificate(s): Within 30 days after this notice is mailed, you must deliver your stock certificate(s) to the Company so that the Company may make a notation on the certificate(s) reflecting your demand. If you fail to submit your stock certificates(s) to the Company within this time frame, you will lose your right to be paid the fair market value of your shares.

       You must continuously hold your shares: You must continuously hold your shares of the Common Stock from the date you file the notice of intention to demand to be paid the fair market value of your shares through at least the date you surrender your shares for endorsement after the notice by the Company as to approval of the transaction is sent to you.

       Payment period: As noted above, each of the Company and you have made offers as to the fair market value of your dissenting shares. If you and the Company are able to agree on an amount, the Company is obligated to pay you that amount within 30 days after such determination, provided that you surrender, against payment, your certificate(s) for shares of the Common Stock for cancellation.

       Commencement of Litigation: If you are not able to agree with the Company as to the fair value of your shares, then, within six months after this notice was mailed to you, you may commence an action against the Company in the Superior Court of California for a determination of the fair market value of your shares.

       You may, as an alternative, intervene in any pending action by another dissenting shareholder. The Company may move to consolidate all actions by dissenting shareholders.

       Appraisal of shares: If the court determines that you are entitled to dissenters' rights, the court will determine the value of your shares of the Common Stock as of the day prior to the date of the first announcement of the transactions. To determine the fair value of the shares, the court will consider all relevant factors except for any appreciation or depreciation to the fair market value of the shares due to the anticipation or accomplishment of the sale or liquidation of the Company's business or the pending SuperCom transaction. The court may appoint an appraiser or appraisers to make the determination as to fair market value of your shares. After the court determines the fair value of the shares, it will direct the company, to pay that value to you. The court can also direct the Company to pay interest at the legal rate for judgments. In order to receive payment for your shares, you must then surrender your stock certificates to the Company.

       The court could determine that the fair value of shares of stock is more than, the same as, or less than the value of your shares as a result of the sale of assets and consummation of the proposed SuperCom transaction. In other words, if you demand to be paid the fair market value of your shares, you could receive less consideration than you otherwise would.

       Costs and expenses of appraisal proceeding: The costs of the appraisal proceeding (including the cost of any appraiser) may be assessed against the Company and the shareholders participating in the appraisal proceeding in such manner as the court deems equitable under the circumstances. You may request that the court allocate the expenses of the appraisal action incurred by you pro rata against the value of all the shares held by all of the Company's shareholders entitled to dissenters' rights.

       If the appraisal by the court exceeds the price offered by the Company by 125%, then the latter must pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at legal rate of judgments for such dissenters' rights actions).

       Loss of shareholder's rights: Until the fair market value of your dissenters' shares is determined, you continue to have all rights and privileges incident to such shares. You can, however, lose your dissenting shareholder status if you do not file an action, or intervene in another dissenting shareholder's action, within the statutory period or if you transfer your shares before they are endorsed as dissenters' shares. Additionally, a dissenting shareholder may not withdraw a demand for payment without the consent of the company.

       If you fail to comply with any of these conditions and the Company closes on the sale of assets, you will not be entitled to receive any consideration.

       If you fail to comply strictly with the procedures described above, you will lose your right to be paid the fair market value of your shares. Consequently, if you wish to exercise your right to be paid the fair market value of your shares, we strongly urge you to consult a legal advisor before attempting to exercise your right to be paid the fair market value of your shares.

Additional Information

       If you require additional information, please contact Harris A. Shapiro, the Company's Chairman of the Board and Chief Executive Officer, at the Company's address indicated above or by telephone, (805) 581-4000, extension ___. Information relating to the proposed SuperCom transaction not previously disclosed in the Company's filings pursuant to the Exchange Act will be set forth in a Registration Statement on From S-4 to be filed pursuant to the Securities Act of 1933, as amended, when the Company seeks shareholder approval of the proposed SuperCom transaction and related matters.


WE ARE NOT SEEKING YOUR VOTE ON WHETHER OR NOT THE PROPOSED TRANSACTION WITH SUPERCOM SHOULD BE CONSUMMATED. SUCH VOTE WILL ONLY BE SOLICITED PURSUANT TO A PROXY STATEMENT COMPLYING WITH THE EXCHANGE ACT.


                                            By order of the Board of Directors,
                                                 PerfectData Corporation

                                                 By__________________________
                                                     Harris A. Shapiro
                                                     Chairman of the Board
                                                     and Chief Executive Officer
August ___, 2003